CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
BIO SOLUTIONS MANUFACTURING, INC.

Under Section 805 of the Business Corporation Law

FIRST: The name of the corporation is: Bio Solutions Manufacturing, Inc.

SECOND: The date of filing of the certification of incorporation with the Department is: September 19, 1994.

THIRD: The amendment effected by this certificate of amendment is as follows:

Article 4 of the Certificate of Incorporation relating to Number of Shares is hereby amended to designate 10,000 shares of preferred stock as Series A Preferred Stock with the rights, preferences and privileges set forth below by inserting the text below at the end of Article 4—Number of Shares:
.
“Section A - Designation of Series A Preferred Stock

The Board (as defined below) hereby establishes and designates a class of 10,000 shares of its preferred stock, $0.001 par value per share, designated as Series A Convertible Preferred Stock (the “Series A Preferred Stock”). The rights, preferences, and privileges of the Series A Preferred Stock relative to those of the common stock, par value $0.001 per share, of the Corporation (the “Common Stock”) are set forth in this Article 4, Section A.

1. Definitions. For purposes of this Article IV, Section A, the following definitions shall apply and shall be equally applicable to both the singular and plural forms of the defined terms:

1.1. “Affiliate” of any Person shall mean any Person who directly or indirectly controls, is controlled by, or is under common control with, the indicated Person. For the purposes of this definition, “control” has the meaning specified as of the date hereof for that word in Rule 405 promulgated by the United States Securities and Exchange Commission under the Securities Act of 1933, as amended.

1.2. “Board” shall mean the Board of Directors of the Corporation.

1.3. “Corporation” shall mean Bio Solutions Manufacturing, Inc., a New York corporation.

1.4. “Convertible Securities” shall mean evidences of indebtedness, shares of stock or other securities that are at any time, directly or indirectly, convertible into, exercisable for, or exchangeable for Common Stock.

1.5. “Person” shall include all natural persons, corporations, business trusts, associations, limited liability companies, partnerships, joint ventures and other entities, governments, agencies and political subdivisions.

1.6. “Stated Value” shall mean $1.00 (subject to appropriate adjustment to reflect stock splits, stock dividends, stock combinations, recapitalizations, and like occurrences and dividends and other distributions on such stock payable in shares of Series A Preferred Stock or Common Stock).

2. Voting Rights. In addition to the other rights provided in this Article IV, Section A, by agreement or by law, the holders of the Series A Preferred Stock and the holders of the Common Stock shall vote together as a single class on all actions to be taken by the shareholders of the Corporation. At all meetings of the shareholders of the Corporation and in the case of any actions of shareholders in lieu of a meeting, each holder of the Series A Preferred Stock shall have that number of votes on all matters submitted to the shareholders that is equal to the product of (a) the number of shares of Series A Preferred Stock held by such holder, (b) the number of issued and outstanding shares of the Corporation’s Common Stock on a Fully-Diluted Basis (as hereinafter defined), as of the record date for the vote, or, if no such record date is established, as of the date such vote is taken or any written consent of stockholders is solicited, and (c) 0.0002, at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of such shareholders is effected.. “Fully-Diluted Basis” shall mean that the total number of issued and outstanding shares of the Corporation’s Common Stock shall be calculated to include the shares of Common Stock issuable upon exercise and/or conversion of all of the following securities (collectively, “Common Stock Equivalents”): all outstanding (a) securities convertible into or exchangeable for Common Stock, whether or not then convertible or exchangeable (collectively, “Convertible Securities”), (b) subscriptions, rights, options and warrants to purchase shares of Common Stock, whether or not then exercisable (collectively, “Options”), and (c) securities convertible into or exchangeable or exercisable for Options or Convertible Securities and any such underlying Options and/or Convertible Securities.

3. Dividend Rights. None.

4. Liquidation Rights. None

5. Redemption Rights. None.

6. Conversion Rights. None.

7. No Reissuance of Series A Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

8. Notices. Unless otherwise specified in the Corporation’s Articles of Incorporation or Bylaws, all notices or communications given hereunder shall be in writing and, if to the Corporation, shall be delivered to it as its principal executive offices, and if to any holder of Series A Preferred Stock, shall be delivered to it at its address as it appears on the stock books of the Corporation.

9. No Preemptive Rights. Shareholders shall have no preemptive rights except as granted by the Corporation pursuant to written agreements.”

FOURTH: The certificate of amendment was authorized by the unanimous written consent of board of directors. Article 4 of the Certificate of Incorporation currently provides the board of directors with the authority to provide for the issue of all or any of the shares of preferred stock in one or more series and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the board of directors providing for such issue of such shares.

IN WITNESS WHEREOF, the undersigned hereby duly executes this Certificate of Amendment hereby declaring and certifying under penalty of perjury that this is the act and deed of the Corporation and the facts herein stated are true, this 31st day of July, 2008.

BIO SOLUTIONS MANUFACTURING, INC.
By:	/s/ David Bennett
David Bennett, President